Horizon Funds

Shareholder Services Plan

Horizon Active Asset Allocation Fund
Horizon Active Income Fund
Horizon Active Risk Assist Fund

__________, 2015

This plan constitutes the Shareholder Services Plan (the “Plan”) for those series of the Horizon Funds, a Delaware business trust (the “Trust”) set forth on Schedule I hereto (each a “Fund”, and, together, the “Funds”).  The Plan relates solely to the Funds.

WHEREAS, it is desirable to provide the Funds flexibility in meeting the investment and shareholder servicing needs of its investors; and

WHEREAS, the Trust desires to adopt a Shareholder Services Plan with respect to Class N shares of the Funds; and

WHEREAS, the Trust intends to enter into Plan agreements (“Shareholder Services Agreements”) with certain financial institutions, broker-dealers or other financial intermediaries (“Authorized Service Providers”) pursuant to which the Authorized Service Providers will provide certain administrative support services to the beneficial owners of the Fund’s shares;

NOW THEREFORE, the Trust hereby adopts this Plan with respect to the Funds:

1. Implementation.  Any officer of the Trust is authorized to execute and deliver, in the name of the Trust on behalf of the Funds, one or more written Shareholder Services Agreements with Authorized Service Providers that are record owners of Class N shares of the Funds or that have a servicing relationship with the beneficial owners of shares of a Fund substantially in the form of Shareholder Services Agreement attached hereto as Exhibit A.

2. Services.  Pursuant to the Shareholder Services Agreement, the Authorized Service Provider shall provide to those customers who own Fund shares administrative support services, not primarily intended to result in the sale of shares of the Fund, as set forth therein and as described in the Trust’s applicable prospectus.  Administrative support services may include, but are not limited to: (a) responding to customer inquiries of a general nature regarding the Fund; (b) crediting distributions from the Fund to customer accounts; (c) arranging for bank wire transfer of funds to or from a customer’s account; (d) responding to customer inquiries and requests regarding Statements of Additional information, shareholder reports, notices, proxies and proxy statements, and other Fund documents; (e) forwarding prospectuses, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund shares; (e) assisting the Fund in establishing and maintaining shareholder accounts and records; (f) providing sub-accounting with respect beneficially owned Fund shares and transactions in Fund shares at the shareholder level; (g) forwarding to customers proxy statements and proxies; (h) determining amounts to be reinvested in the Fund; (i) assisting customers in changing account options, account designations and account addresses, and (j) providing such other similar services as the Trust may reasonably request to the extent the Authorized Service Provider is permitted to do so under applicable statutes, rules or regulations.

3. Compensation.  In consideration for such administrative support services, the Trust is authorized to pay the Authorized Service Providers an aggregate fee in an amount not to exceed, on an annual basis, 0.25% of the average daily net assets of the Fund shares attributable to or held in the name of the Authorized Service Provider for its clients, provided such fee will be computed and paid monthly in the manner set forth in the respective Shareholder Services Agreements.  All expenses incurred by the Trust or the Funds in respect of this Plan shall be borne by the holders of the Fund’s Class N shares. Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under the rules of the Financial Industry Regulatory Authority, Inc.

4. Effective Date; Term and Termination.  This Plan will be effective with regard to the shares of Funds only after approval by a vote of a majority of the Board of Trustees of the Trust (the “Board”), including a majority of trustees who are not “interested persons” of the Trust as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”).  The Plan will continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually by a vote of a majority of the Board, including a majority of trustees who are not “interested persons” of the Trust as that term is defined in Section 2(a)(19) of the 1940 Act. The Plan may be terminated with respect to the shares of any Fund at any time by vote of a majority of the Disinterested Trustees.

5. Amendment.  The Plan may be amended with respect to any Fund at any time by the Board of Trustees, provided that all material amendments to the Plan shall be approved by the Trust’s Trustees in the manner provided herein with respect to the initial approval of the Plan.

6. Reporting.  While this Plan is in effect, the Board of Trustees shall be provided with a quarterly, written report of the amounts expended pursuant to this Plan and the purposes for which the expenditures were made in addition to any other information that the Board may reasonably request in connection with the Plan.

IN WITNESS WHEREOF, the Trust has executed this Shareholder Services Plan as of ___________, 2015.

HORIZON FUNDS

By:________________________
Name:______________________
Title:_______________________

Schedule I

to the

Shareholder Services Plan

FUNDS

Horizon Active Asset Allocation Fund
Horizon Active Income Fund
Horizon Active Risk Assist Fund

Exhibit A
to the
Shareholder Services Plan

FORM OF SHAREHOLDER SERVICES AGREEMENT

This Shareholder Services Agreement (the “Agreement”) is made as of ___________, 20__, by and between Horizon Funds (the “Trust”), a Delaware business trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the funds listed on Schedule A hereto as amended from time to time (each a “Fund”, and, together, the “Funds”), and [_____________________] (“Authorized Service Provider”) solely for the purpose of providing administrative services, as provided below:

1. Services.   Authorized Service Provider shall provide those administrative shareholder services and/or account maintenance services listed on Schedule B attached hereto, to those individuals or entities with whom Authorized Service Provider has a servicing and/or other relationship and who may from time to time directly or beneficially own shares of a Fund.  Schedule B may be amended from time to time by mutual agreement of the parties. Notwithstanding the foregoing, Authorized Service Provider will conduct its activities hereunder in accordance with, and will perform only those activities that are consistent with, all laws, rules and regulations applicable to it, including, without limitation, any and all rules, guidance and interpretations issued by the Securities Exchange Commission as well as Financial Industry Regulatory Authority, Inc. (“FINRA”) rules governing receipt by FINRA members of shareholder investment services plan fees from registered investment companies (collectively, “Applicable Laws”). For all purposes of this Agreement, Authorized Service Provider will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or any Fund in any matter or in any respect, except as expressly authorized.

2. Compensation.

(a) The fee to be paid with respect to any Fund will be computed and paid monthly at an annual rate equal to ___% of the average daily net asset value of the shares of such Fund for which services are rendered, provided that such shares are beneficially owned of record at the close of business on the last business day of the payment period by shareholders with whom Authorized Service Provider has a servicing relationship as indicated by the records maintained by the Trust or its transfer agent (the “Subject Shares”). Compensation payable under this Agreement is subject to Applicable Laws. The fee shall only be paid to Authorized Service Provider for services determined to be permissible under Applicable Laws, and Authorized Service Provider agrees that any compensation paid under this Agreement is not for activities designed primarily to result in sales of shares of any Fund.

(b) The Trust shall pay Authorized Service Provider the total of the fees calculated for any Fund for any period with respect to which such calculations are made within 45 days after the close of such period.

(c) The Trust reserves the right to withhold payment with respect to any Subject Shares purchased and redeemed or repurchased by the Fund within seven (7) business days after the date of its confirmation of such purchase.

3. Records and Reporting.  Authorized Service Provider shall furnish the Trust such information as shall reasonably be requested by the Trustees with respect to the fees paid to, or the services provided by, Authorized Service Provider pursuant to this Agreement.

4. Limitations.

(a) The parties acknowledge and agree that the services discuss in Section 1 above and listed in Schedule B attached hereto are not primarily intended to result in the sale of shares of the Funds and are not the services of an underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act.  This Agreement does not give Authorized Service Provider any right to purchase shares from any Fund, nor does it constitute the Authorized Services Provider an agent of any Fund to receive any orders to purchase or redeem shares of any Fund on behalf of such Fund.  To the extent Authorized Service Provider is involved in the transmission of orders to purchase or redeem Fund shares received from an individual or financial intermediary, such involvement will be solely as agent for such individual or financial intermediary.

(b) Neither Authorized Service Provider nor any of its employees or agents are authorized to make any representation concerning shares of any Fund except those contained in the then current Prospectus or Statement of Additional Information for such Fund, and Authorized Service Provider shall have no authority to act as agent for any Fund outside the parameters of this Agreement.

5. Termination.  This Agreement may be terminated by either party at any time without payment of any penalty upon written notice.  This agreement will terminate automatically in the event of its assignment.

6. Amendments.  This Agreement and any Schedule hereto may not be revised except by mutual written agreement between the parties.  This Agreement may be revised only after 60 days’ written notice or upon such shorter notice as the parties may mutually agree.

7. Notices.  All communications to a Fund should be sent to:

Horizon Active Asset Allocation Fund, Horizon Active Income Fund or Horizon Active Risk Assist Fund (as applicable)
c/o ______________________
_________________________
_________________________
Attn:____________________

Any notice to Authorized Service Provider shall be sent to:
[Authorized Service Provider]
________________________
________________________
________________________
Attn:____________________

All communications and any notices required hereunder shall be deemed to be duly given if mailed or faxed to the respective party at the address for such party specified above.

8. Confidentiality.  The parties to this Agreement mutually acknowledge that each Fund maintains and is subject to a privacy policy that restricts the disclosure of certain types of non-public information regarding the customers of such Fund and the parties agree to be bound by the restrictions imposed by such privacy policy.

9. Anti-Money Laundering.  Authorized Service Provider will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices to (a) obtain, verify, and retain information with regard to shareholder identification and (b) to maintain records of all shareholder transactions.  Authorized Service Provider will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Trust with any requested information about investors and accounts in the event that the Trust shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority. To the extent permitted by applicable law and regulations, Authorized Service Provider will notify the Trust of any concerns that Authorized Service Provider may have in connection with any shareholder in the context of relevant anti-money laundering legislation/regulations.

10. Indemnification.

(a) The Trust agrees to indemnify and hold Authorized Service Provider harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which Authorized Service Provider may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Trust of any provision of this Agreement or the Trust’s gross negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

(b) Authorized Service Provider agrees to indemnify and hold the Trust harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which the Trust may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by Authorized Service Provider of any provision of this Agreement or Authorized Service Provider’s gross negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

11. Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware.

12. Limitation of Liability.  The names “Horizon Funds” and “Trustees of Horizon Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of May 21, 2015 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed.  The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

13. Non-Exclusivity. The Trust may enter into other similar Agreements with any other person or persons without Authorized Service Provider’s consent.

14. Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

15. Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16. Entire Agreement.  This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the ____ day of _______________, 20__.

HORIZON FUNDS, on behalf of those funds listed on Schedule A	__________________________________ [AUTHORIZED SERVICE PROVIDER]
By: ___________________________ Name: _________________________ Title: __________________________	By: ___________________________ Name: _________________________ Title: __________________________

Schedule A
to
Shareholder Services Agreement

FUNDS

Horizon Active Asset Allocation Fund, Class N shares
Horizon Active Income Fund, Class N shares
Horizon Active Risk Assist Fund, Class N shares

Schedule B
To
Shareholder Services Agreement

SERVICES

The types of shareholder services which may be compensated pursuant to the Agreement include, but are not necessarily limited to, the following:

1.	Answering customer inquiries of a general nature regarding the Funds;

2.	Responding to customer inquiries and requests regarding statements of additional information, reports, notices, proxies and proxy statements, and other Fund documents;

3.	Delivering prospectuses and annual and semi-annual reports to beneficial owners of the Subject Shares;

4.	Assisting the Funds in establishing and maintaining shareholder accounts and records;

5.	Assisting customers in changing account options, account designations, and account addresses;

6.	Sub-accounting for all Fund share transactions at the shareholder level;

7.	Crediting distributions from the Funds to shareholder accounts;

8.	Determining amounts to be reinvested in the Funds; and

9.	Providing such other administrative services as may be reasonably requested and which are deemed necessary and beneficial to the holders of the Subject Shares.